RULE 18F-3 MULTI-CLASS PLAN

                                       FOR

                          GABELLI INVESTOR FUNDS, INC.

                This Multi-Class Plan (this "Multi-Class Plan") is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to Gabelli Investor Funds, Inc. (the "Fund"), in accordance with the terms, procedures and conditions set forth below. A majority of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Fund and each Class of Shares constituting the Fund.

     A. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         1. THE ACT - the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

         2.    CDSC - contingent deferred sales charge.

         3.    CLASS - a sub-series of Shares of the Fund.

         4.    ADVISOR CLASS SHARES - shall have the meaning ascribed in Section
               B.1.

         5.    CLASS AAA SHARES - shall  have the  meaning  ascribed  in Section
               B.2.

         6. DISTRIBUTION EXPENSES - expenses, including allocable overhead costs, imputed interest, any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

         7. DISTRIBUTION FEE - a fee paid by the Fund in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

         8.    DIRECTORS - the directors of the Fund.

         9.    DISTRIBUTOR - Gabelli & Company, Inc.

         10.   FUND -Gabelli Investor Funds, Inc.

         11.   IRS - Internal Revenue Service

         12.   NASD - National Association of Securities Dealers, Inc.


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         13.   PLAN OF  DISTRIBUTION  - any plan adopted  under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

         14. PROSPECTUS - the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

         15.   SEC - Securities and Exchange Commission

         16. SERVICE FEE - a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

         17.   SHARE - a share in the Fund.

     B. CLASSES. Subject to further amendment, the Fund may offer different Classes of Shares constituting the Fund as follows:

         1. ADVISOR CLASS SHARES. Advisor Class Shares means Gabelli Investor Funds, Inc. Advisor Class Shares as designated by Articles Supplementary adopted by the Directors. Advisor Class Shares shall be (1) offered at net asset value, (2) sold without a front-end sales charge or CDSC, and (3) shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

         2. CLASS AAA SHARES. Class AAA Shares means Gabelli Investor Funds, Inc. Class AAA as designated by Articles Supplementary adopted by the Directors. Class AAA Shares shall be (1) offered at net asset value, (2) sold without a front end sales charge or CDSC, (3) offered only to investors acquiring Shares directly from the Distributor and (4) subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

     C. RIGHTS AND PRIVILEGES OF CLASSES. Each of the Advisor Class Shares and Class AAA Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Articles Supplementary adopted by the Directors with respect to each of such Classes.

     D. SERVICE AND DISTRIBUTION FEES. Advisor Class Shares shall be subject to ongoing Distribution Fees or Service Fees not in excess of 0.25% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plan adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

     E.  ALLOCATION OF LIABILITIES, EXPENSES, INCOME AND GAINS AMONG CLASSES.


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         1.    LIABILITIES AND EXPENSES  APPLICABLE TO A PARTICULAR  CLASS. Each
               Class shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

         2. INCOME, LOSSES, CAPITAL GAINS AND LOSSES, AND LIABILITIES AND OTHER EXPENSES APPLICABLE TO ALL CLASSES. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         3. DETERMINATION OF NATURE OF ITEMS. The Directors shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

     F. EXCHANGE PRIVILEGE. Holders of Class AAA Shares shall have such exchange privileges as are set forth in the Prospectus.

     G.  VOTING RIGHTS OF CLASSES.

         1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

         2. Shareholders of a Class shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class.

     H. DIVIDENDS AND DISTRIBUTIONS. Dividends and capital gain distributions paid by the Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

     I. REPORTS TO DIRECTORS. The Distributor shall provide the Directors such information as the Directors may from time to time deem to be reasonably necessary to evaluate this Plan.

     J. AMENDMENT. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Directors of the Fund, including the affirmative vote of the Directors of the Fund who are not interested persons of the Fund. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares constituting the Fund. The Distributor shall provide the Directors such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

         Dated:  February 21, 2007